SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant                         /  /

Filed by a Party other than the Registrant      /X/

Check the appropriate box:

/  /  Preliminary Proxy Statement

/  /  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

/  /  Definitive Proxy Statement

/  /  Definitive Additional Materials

/X/   Soliciting Material under Rule 14a-12


                           Argonaut Technologies, Inc.
                (Name of Registrant as Specified In Its Charter)

            Jewelcor Management, Inc., S.H. Holdings, Inc., Jewelcor
               Incorporated, Seymour Holtzman and Evelyn Holtzman
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X /  No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/  /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

      The following press release was issued by Jewelcor Management, Inc. ("Jewelcor") on November 12, 2004. The filing of the press release on Schedule 14A under Rule 14a-12 is made only as a precautionary matter and Jewelcor does not intend for this press release to be considered a solicitation with respect to any security of Argonaut Technologies, Inc. ("Argonaut"). This filing is made without prejudice. Jewelcor and Seymour Holtzman may be deemed to be participants in any solicitation made by Jewelcor. Jewelcor owns 1,315,233 shares of shares of Argonaut. Jewelcor is a wholly owned subsidiary of Jewelcor Inc., which is a wholly owned subsidiary of S.H. Holdings, Inc. Seymour Holtzman and Evelyn Holtzman, his wife, own, as tenants by the entirety, a controlling interest of S.H. Holdings, Inc. Seymour Holtzman is Chairman and President of Jewelcor and has sole investment discretion and voting authority with respect to such common stock of Argonaut.

      If Jewelcor and/or S.H. Holdings, Inc., Jewelcor Incorporated, Seymour Holtzman or Evelyn Holtzman engages in any solicitation with respect to the shares of Argonaut, it or they will prepare and make available to stockholders free of charge a proxy statement with respect to such solicitation and such proxy statement will also be available on the Securities and Exchange Commission's website at www.sec.gov. Shareholders should carefully read any such proxy material because it will contain important information.


     Jewelcor Management, Inc. Formally Requests Special Meeting of Argonaut
                         Technologies, Inc. Shareholders

Friday November 12, 3:45 pm ET

WILKES-BARRE, Pa., Nov. 12 /PRNewswire/ -- Jewelcor Management, Inc. ("JMI") announced today that on November 3, 2004, it formally requested that Argonaut Technologies, Inc. ("Argonaut") (Nasdaq: AGNT - News) hold a Special Meeting of its shareholders as provided by the By-laws of Argonaut.

Seymour Holtzman, President of JMI said, "I am gravely concerned about the company's continued hemorrhaging of cash. Since inception, the company has lost $85 million. In the last quarter alone (ending September 30, 2004), it burned $2.8 million in cash, and if that rate continues, the company will run out of cash within the next year. I was gratified to learn today that Husic Capital Management, who is the beneficial owner of 5,006,865 shares or 24.3% of the company's common stock, will support JMI for the purpose of calling a special meeting. We intend to file proxy materials to commence a solicitation shortly."

Argonaut shareholders may call JMI at (570) 822-6277, ext. 23 to request that they receive materials directly when available.